EXHIBIT 23.2

                                [FIRM LETTERHEAD]

                          INDEPENDENT AUDITORS' CONSENT




The Boards of Directors
Delta Mills, Inc.


We consent to the use of our report dated August 15, 1997, except for Note C as to which the date is August 25, 1997, included in Amendment No. 2 to the Registration Statement on Form S-4 (Commission File No. 333-37617) of Delta Mills, Inc. ("Delta Mills") and Delta Mills Marketing, Inc. (the "Guarantor") for the registration of $150.0 million in aggregate principal amount of Delta Mills' 9-5/8% Senior Notes due 2007, Series B, guaranteed by the Guarantor, to be exchanged for equal principal amounts of Delta Mills' 9-5/8% Senior Notes due 2007, Series A, guaranteed by the Guarantor. We also consent to the reference to our firm under the heading "Experts" in the Prospectus contained in the Registration Statement described above.

As discussed in Notes A and H to the consolidated financial statements, in 1996 the Company adopted the method of assessing impairment of long-lived assets as prescribed by Statement of Financial Accounting Standards No. 121.



                                                     /s/ KPMG Peat Marwick LLP

Greenville, South Carolina                               KPMG Peat Marwick LLP
December 23, 1997

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